UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___1___)

Brookfield Infrastructure Partners LP

(Name of Issuer)



Common

(Title of Class of Securities)



G16252101
(CUSIP Number)

December 31, 2010

Date of Event Which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

X	Rule 13d-1(b)
?	Rule 13d-1(c)
?	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. G16252101


1

Name of reporting person
S.S. or I.R.S. Identification No. of Above Person






CONNOR, CLARK & LUNN INVESTMENT MANAGEMENT LTD.









2

Check the appropriate box if a member of a group

(a)


















(b)
X













3

SEC USE ONLY


4

Citizenship or place of organization



Vancouver, British Columbia, Canada



5

Sole Voting Power

Number of Shares




Beneficially


6

Shared Voting Power

owned



4,122,922

by each reporting

7

Sole Dispositive Power

person with





4,122,922



8

Shared Dispositive Power







9

Aggregate amount beneficially owned by each reporting person



Connor, Clark & Lunn Investment Management Ltd


4,122,922

10

Check box if the aggregate amount in row (9) excludes certain shares*



Not Applicable

11

Percent of Class Represented by amount in Row 9



Connor, Clark & Lunn Investment Management Ltd
3.65%

12

Type of Reporting*

IA (Investment Adviser)




SCHEDULE 13G


Item 1.
	(a)	Brookfield Infrastructure Partners LP
	(b)	7 Reid Street 4th Flr.
		Hamilton, Bermuda
 		HM11
		BERMUDA


Item 2.
	(a)	CONNOR, CLARK & LUNN INVESTMENT MANAGEMENT LTD.
	(b)	2200-1111 West Georgia Street
		Vancouver, BC  V6E 4M3
		Canada
	(c)	Vancouver, British Columbia, Canada
	(d)	Common
	(e)	G16252101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b),
	or 13d-2(h), check whether the person filing is a:
	Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

Item 4.	Ownership
	(a)

4,122,922
	(b)	3.65%
	(c)
		(i)	Not applicable
		(ii)

4,122,922
		(iii)

4,122,922
		(iv) 	Not applicable

Item 5.	Ownership of Five Percent or Less of a Class
	Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
	Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the
	Security being Reported on By the Parent Holding Company
	Not applicable

Item 8.	Identification and Classification of Members of the Group
	Not applicable

Item 9.	Notice of Dissolution of Group
	Not applicable


Item 10.	Certification
	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

	Connor, Clark & Lunn Investment Management Ltd. ("Company") is of the view that it and the investment companies and other accounts that it manages are not acting as a "group" for the purposes of section 13(d) under the Act and that it and such investment companies and accounts are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" under Rule 13D-3 promulgated under the 1934 Act. Therefore, it is of the view that the shares held by the Company and such investment companies and accounts should not be aggregated for purposes of section 13(d).

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               Dec 31, 2010          _
										Date


_____________________________
										Signature


                 Phil Cotterill, Director    _
										Name/Title

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549





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